EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Dennis E. Nixon
Chairman & Ceo
International Bancshares Corporation
(956) 722-7611 (Laredo)

Elizabeth Marshall or Brian Dwyer
KGBT Texas, Inc.
(210) 826-8899 (San Antonio)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

CASH DIVIDEND

LAREDO, TX,.....February 28, 2002.....International Bancshares Corporation (“IBC”) today announced that on February 21, 2002, the Board of Directors approved the declaration of a 40 cents per share cash dividend, for shareholders of  record as of the close of business on  March 29, 2002, payable on April 15, 2002.

"This cash dividend was made possible because of the strong performance of IBC," said Dennis E. Nixon, Chairman and CEO of IBC.  "It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities and general business conditions at the time."

On February 25, 2002,  IBC reported 2001 earnings.    Net income and earnings per share for 2001  were $83.3 million or $3.15 per share-basic ($3.09 per share diluted) compared to $75.1 million or $2.81 per share basic ($2.77 per share-diluted) in the corresponding 2000 period. These very positive numbers represent a 11.6% increase in diluted earnings per share and a 10.8% increase in net income over 2000.  “This new milestone in earnings sets IBC apart from its competitors and demonstrates management’s commitment to superior earnings” said Dennis E. Nixon.  Total assets at December 31, 2001 were $6.4 billion compared to $5.8 billion at December 31, 2000.

IBC (NASDAQ: IBOC)  is a $6.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with 130 facilities and 238 ATM’s serving 40 communities including Houston, San Antonio,  Corpus Christi,  McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.